AMENDMENT TO THE ASSIGNMENT OF PATENTS

This Amendment to the Assignment of Patents (this “Amendment”) is made by GIOTOS Limited, a United Kingdom private limited company ("Assignor").

RECITALS

WHEREAS, Assignor and HPIL Holding, a Nevada (USA) corporation ("Assignee") entered into a certain Stock Purchase Agreement dated on June 28, 2012 (the "Agreement") attached hereto as Exhibit I;

WHEREAS, in consideration of the Agreement, Assignor executed a certain Assignment of Patents on June 28, 2012 (the “Assignment”), attached hereto as Exhibit C of the Agreement, thereby assigning to Assignee certain patents (the “Patents”) identified in Schedule A of the Agreement;

WHEREAS, pursuant to the Assignment, Assignor intended to and did assign all rights associated with the Patents, including, but not limited to, any and all business plans related to the Patents to develop and derive economic benefit therefrom (the “Associated Economic Benefit”) to Assignee;

WHEREAS, the Assignee has taken such action since the Assignment consistent with that of the owner of the Patents and the Associated Economic Benefit; and

WHEREAS, for purposes of clarity, the Assignee wishes to have the Assignor explicitly assign the Associated Economic Benefit.

NOW, THEREFORE, in consideration of the covenants hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, Assignor now desires to and hereby does amend and supplement the Assignment with this Amendment, intending to be legally bound:

1.               Amendment of Definition.  Assignor hereby amends the definition of “Patents” contained in the Assignment as follows:

“All of the United States and foreign patents and any and all business plans, processes, techniques, production sources, and potential customers related to the patents to develop and derive economic benefit therefrom.”

[SIGNATURE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of this 10th day of April, 2013.

GIOTOS LIMITED, a United Kingdom private limited company

By: /s/ Louis Bertoli

Louis Bertoli

President/Director

Per Acceptance

HPIL Holding, a Nevada (USA) Corporation private limited company

By: /s/ Nitin Amersey

Nitin Amersey

CFO/Director/Secretary/Treasurer

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Exhibit I

Stock Purchase Agreement dated on June 28, 2012

between HPIL Holding and GIOTOS Limited